Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Home Federal Bancorp, Inc. of Louisiana

We consent to the use of our report included herein and the reference to our firm under the headings of “Experts” in the prospectus of Home Federal Bancorp, Inc. of Louisiana, which is a part of the Registration Statement on Form S-1 for Home Federal Bancorp, Inc. of Louisiana and a part of Form AC for Home Federal Mutual Holding company and Application H-(e)1-S for Home Federal Bancorp, Inc. of Louisiana.

/s/ LaPorte, Sehrt, Romig & Hand
A Professional Accounting Corporation

Metairie, Louisiana
March 11, 2008

110 VETERANS BOULEVARD, SUITE 200, METAIRIE, LA 70005-4958  –  504.835.5522  –  FAX 504.835.5535
5100 VILLAGE WALK, SUITE 202, COVINGTON, LA 70433-4012  –  985.892.5850  –  FAX 985.892.5956
WWW.LAPORTE.COM
A PROFESSIONAL ACCOUNTING CORPORATION
RSM McGladrey Network
An Independently Owned Member